EXHIBIT 10.19

WEBSITES ASSET PURCHASE AND MANAGEMENT AGREEMENT

This Websites Asset Purchase Agreement and Management Agreement (the “Agreement”) is made effective on this 2nd day of January, 2014, by and between Dale B. “Chip” DeBlock, LEOAFFAIRS.COM, FIREAFFAIRS.COM, and TEACHERAFFAIRS.COM  of 17640 Nathan’s Drive, Tampa, FL 33647 (the “Seller”), and Bright Mountain, LLC of 6400 Congress Avenue, Boca Raton, FL 33487 (the “Buyer”).

WEBSITES ASSET PURCHASE

Subject to the terms and conditions contained in this Agreement the Seller hereby sells and transfers to the Buyer any and all of Seller’s rights, title and interest in and to the Websites LEOAFFAIRS.COM, FIREAFFAIRS.COM, and TEACHERAFFAIRS.COM (the “Websites”), all accompanying social media assets, all related domains as reflected on Exhibit “A” attached, including the community affairs domains, and any other rights associated with the Websites, including, without limitation, any intellectual property rights, logos, customer lists, email lists, and websites revenue.

PAYMENT TERMS FOR ASSET PURCHASE OF WEBSITE AND CLOSING

In consideration for the purchase of the Websites, the Buyer agrees to pay the Seller the total amount of $100,000 at the January 2, 2014 closing.

MANAGEMENT AGREEMENT FOR SERVICES

 Seller will be paid $50,000 per year for three years at the rate of $4,166.67 per month beginning February 1, 2014 and continuing every 30 days for 36 months, ending January 1, 2017 for the Management Services.  Seller will be paid promptly each month as an independent contractor and no taxes withheld.

INCENTIVE PLANS FOR SERVICES

Seller will receive stock options to purchase 50,000 shares of Bright Mountain Holdings, Inc., common stock at the January 2, 2014 closing. Options vest 25% per year beginning January 2, 2015 and are guided by the BMHI 2013 Stock Option Plan which has been provided to seller and are priced at current selling price of BMHI stock at the time options are issued.

Seller will have the opportunity to earn up to either a total of $50,000 or 50,000 stock options (at seller’s choice) for each of the years 2014, 2015, and 2016 for achieving traffic goals (created by seller and agreed by BMHI) as follows:

2014 GOALS:

LEOAFFAIRS.COM: 3 million unique visitors as measured by Google analytics: $40,000 or 40,000 options.

FIREAFFAIRS.COM: 250,000 unique visitors as measured by Google analytics: $5,000 or 5,000 options.

TEACHERAFFAIRS.COM: 250,000 unique visitors as measured by Google analytics: $5,000 or 5,000 options.

2015 GOALS:

 LEOAFFAIRS.COM: 5 million unique visitors as measured by Google analytics: $40,000 or 40,000 options.

FIREAFFAIRS.COM: 500,000 unique visitors as measured by Google analytics: $5,000 or 5,000 options.

TEACHERAFFAIRS.COM: 750,000 unique visitors as measured by Google analytics: $5,000 or 5,000 options.

2016 GOALS:

 LEOAFFAIRS.COM: 7 million unique visitors as measured by Google analytics:

$40,000 or 40,000 options.

FIREAFFAIRS.COM: 1 million unique visitors as measured by Google analytics: $2,500 or 2,500 options.

TEACHERAFFAIRS.COM: 2,250,000 unique visitors as measured by Google analytics: $7,500 or 7,500 options.

All incentive payments will be made within 30 days of each year-end period.

SELLER’S OBLIGATIONS

Seller agrees to keep working full-time on the websites: LEOAFFAIRS.COM, FIREAFFAIRS.COM, and TEACHERAFFAIRS.COM in a similar manner as he has in the past, putting in approximately the same hours and doing the same things during the 36-month management services period. Seller will make himself available for one hour each week for a telephone conference with Bright Mountain personnel at a mutually agreed upon time to discuss progress on growing the three websites traffic. The parties may also meet in person at mutually agreed upon locations approximately once every three months.

REPRESENTATIONS AND WARRANTIES BY THE SELLER

a) The Seller has all necessary right, power and authorization to sign and perform all the obligations under this Agreement.

b) The Seller has the exclusive ownership of the Websites and there are no current disputes or threat of disputes with any third party over the proprietary rights to the Websites.

c) The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

ADDITIONAL DOCUMENTS

Seller agrees to cooperate with Purchaser and take any and all actions necessary to transfer and perfect the ownership of the Websites Registration and Hosting from Seller to Buyer, including providing all necessary passwords, usernames, and email addresses on the closing date and thereafter.

REVENUE HISTORY

The approximate average monthly revenue for the most recent 11 months for LEOAFFAIRS.COM, FIREAFFAIRS.COM, and TEACHERAFFAIRS.COM has been $423.67.

NON COMPETE

Seller agrees not to compete with Bright Mountain, LLC in the web market for Law Enforcement audiences with sites similar to LEOAFFAIRS, FIREAFFAIRS,  TEACHERAFFAIRS, and COMMUNITYAFFAIRS.COM for a period of five years after the closing date.

NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by mail, e-mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Agreement.

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Signed this 2nd day of January, 2014.

Seller: Dale B. “Chip” DeBlock

By:

/s/ Dale B. “Chip” DeBlock

Buyer: Bright Mountain, LLC

By: /s/ Kip Speyer

Exhibit "A"

LEOAFFAIRS .COM

LEOAFFAIRS.NET

LEOAFFAIRS.INFO

LEOAFFAIRS.US

LEOAFFAIRS.BIZ

LEOAFFAIRS.MOBI

FIREAFFAIRS.COM

FIREAFFAIRS.NET

FIREAFFAIRS. ORG

TEACHERAFFAIRS.COM

TEACHERAFFAIRS.NET

TEACHERAFFAIRS.O RG

SCHOLARLYAFFAIRS.COM

SCHOLARLYAFFAIRS.NET

SCHOLARLYAFFAIRS.ORG

SOCRATICAFFAIRS.COM

SOCRATICAFFAIRS.NET

SOCRATICAFFAIRS.ORG

MYCOMMUNITYAFFAIRS.COM

MYCOMMUNITYAFFAIRS.NET

MYCOMMUNITYAFFAIRS.ORG